Exhibit 3.29

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TAFT COAL SALES & ASSOCIATES, INC.

STATE OF ALABAMA	)
:
WALKER COUNTY	)

TO THE HONORABLE JUDGE OF PROBATE, WALKER COUNTY, ALABAMA:

Pursuant to the provisions of the Alabama Business Corporation Act, Taft Coal Sales & Associates, Inc., an Alabama corporation (the “Corporation”), executes and delivers these Amended and Restated Articles of Incorporation of the Corporation:

FIRST:           The name of the Corporation is Taft Coal Sales & Associates, Inc.

SECOND:      The Articles of Incorporation of the Corporation are amended and restated in their entirety to read as follows (the “Restated Articles”):

1.                                      The name of the Corporation is Taft Coal Sales & Associates, Inc.

2.                                      The number of shares of capital stock the Corporation is authorized to issue is 10,000 shares of common stock, par value $1.00 per share.

3.                                      The street address of the registered office of the Corporation is 2000 Interstate Park Drive, Suite 204, Montgomery, AL 36109, and the name of its registered agent at that office is The Corporation Company.

4.                                      The names and addresses of the individuals who currently serve as the directors of the Corporation are as follows:

Name	Address

Miles C. Dearden, III	4211 W. Boy Scout Blvd.
Tampa, FL 33607

Lisa A. Honnold	4211 W. Boy Scout Blvd.
Tampa, FL 33607

George R. Richmond	107 Walston Bridge Road
Jasper, Alabama 35504

5.                                      The purposes for which the Corporation is organized are, and the Corporation is hereby expressly authorized to engage in, the transaction of any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act, including, but not limited to, engaging in the coal mining business.

6.                                      No holder of any share or shares of any class of stock of the Corporation shall have any preemptive right to purchase or subscribe for shares of any class of capital stock of the Corporation now or hereafter authorized, including treasury shares, or for any securities convertible into or carrying any optional rights to purchase or subscribe for any shares of any class of capital stock of the Corporation now or hereafter authorized.

7.                                      The number of directors of the Corporation shall be one or more, as specified in or fixed in accordance with the bylaws of the Corporation. The bylaws may establish a variable range for the size of the board of directors of the Corporation by fixing a minimum and a maximum number of directors. The number of directors may be fixed or changed from time to time, within the minimum and maximum, by the board of directors.

8.                              A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders by such director; (iii) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act or any successor provision to such section; (iv) an intentional violation of criminal law by such director; or (v) a breach of such director’s duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act is hereafter amended, or any successor statute thereto is hereafter adopted or amended, to authorize the elimination of or the further limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto, as adopted or amended. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article 8 and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article 8. Any repeal or modification of this provision by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

THIRD:                            The Restated Articles contain an amendment requiring shareholder approval.

FOURTH:                 The Restated Articles were adopted by an action by unanimous written consent of the shareholders of the Corporation in lieu of a meeting on September 24, 2009, in the manner prescribed by the Alabama Business Corporation Act.

FIFTH:                                The Corporation’s common stock is the Corporation’s only class of capital stock entitled to vote on the Restated Articles; there were 852.8784 shares of the Corporation’s common stock outstanding at the time of the adoption of the Restated Articles; the holders of the outstanding shares of the Corporation’s common stock were entitled to cast 852.8784 votes on the Restated Articles; and all 852.8784 votes were indisputably represented by the shareholders who executed the action by unanimous written consent in lieu of a meeting approving the Restated Articles.

SIXTH:                              The number of shares of common stock voted for such amendment was 852.8784 shares and the number of shares of common stock voted against such amendment was 0 shares.

The Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer, this 24 day of September, 2009.

TAFT COAL SALES & ASSOCIATES, INC.

By:	/s/ Miles C. Dearden
Miles C. Dearden, III
Its Vice President